Exhibit 10.2
Summary Description of Management Incentive Plan
The Company has an annual short-term incentive compensation plan, which is provided to members of the Company’s management, including but not limited to all of its Executive Officers, through the Management Incentive Plan (“MIP”). The MIP is designed to be competitive with compensation offerings in our peer comparator group and to align compensation with financial performance drivers that are intended to benefit stockholders. Specific measures are determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) prior to or in the first quarter of the fiscal year for the potential annual MIP payout in question.
Performance measures under the MIP may include, but are not limited to, the following categories:
•	Total Company financial results, such as earnings per share, cash flow, return on assets or capital, or other financial results as determined by the Compensation Committee.

•	Financial results associated with the Company’s business segments:
•	Turbine Systems

•	Airframe Systems

•	Electrical Power Systems

•	Engine Systems
•
Additional performance metrics (either at the Company or the business segment level) related to quality, delivery, responsiveness, cost or other performance measures as determined by the Compensation Committee from time to time.

•	Individual focused goals may also be used, as may be determined by the Compensation Committee from time to time.
The Compensation Committee has discretion to predetermine and modify the performance measures and threshold, target and maximum amounts payable under the plan.
Financial performance or other performance metrics are measured as of the last day of the fiscal year and are validated prior to payout under the MIP for such fiscal year.